Contract for Purchase and Sales of Fuel Oil

Contract No.: XY-H-080820-1
Signing Date: August 20, 2008
Signing Place: Dalian

This contract is signed by:

Seller (Party A): Qingdao Anbang Refining and Chemical Co., Ltd.

Buyer (Party B): Dalian Xingyuan Marine Fuel Co., Ltd.

According to the relevant regulations of *Contract Law of the People's Republic of China* and *General Principles of the Civil Law of the People's Republic of China*, Party A and Party B have reached a contract on the terms and conditions stipulated below through friendly negotiation under the basic principles of equality, voluntariness and good faith, which shall be observed by both parties.

Ⅰ. Contract Object

Product Name	Place of Origin	Unit	Quantity (±10%)	Unit Price (Yuan/Ton)	Transportation Fee (Yuan/Ton)	Total Amount	Remark
Fuel oil		Ton	1300	6550		8,515,000.00	
Amount in total (Capital): Say EIGHT MILLION FIVE HUNDRED AND FIFTY THOUSAND Yuan							

Ⅱ. Quality Index of the Product

Item	Quality Index	Item	Quality Index
Density (20℃; kg/m³)	≦939	Kinematic viscosity (20℃; mm²/s)	≦4.0
Solidifying point (℃)	≦-10	Flash point (Closed cup; ℃)	≧60
Ash content (%;m/m)	≦0.03	Sulfur content ((%;m/m)	≦1.5
Moisture content (%;v/v)	None	Carbon residue (%)	≦0.28
Distillation range: Initial boiling point: 194℃; 10%Distillation temperature: 250℃; 50% Distillation temperature: 304℃ 95% Distillation temperature: 383℃			

Ⅲ. Delivery of Product

1. Date of delivery: Before August 30, 2008;
2. Place of delivery: Jiaonan Dawanyan wharf of Qingdao;
3. Method of delivery: Picked up by Party B.

Ⅳ. Means of Transportation and Expense Undertaking

1. Means of transportation: Shipping by sea; Party B shall organize the ships and arrange transportation on its own;
2. Expense undertaking: Party B shall undertake the relevant expenses, such as the transportation fee.

Ⅴ. Receiving unit: Dalian Xingyuan Marine Fuel Co., Ltd.

Ⅵ. Calculation and Undertaking of Reasonable Loss:

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The implementation shall be in accordance with the national relevant regulations.

VII. Acceptance Method and Objection Raising

1. Party A and Party B agree that the quality of the goods shall be subject to the article II of this contract and the quantity be subject to the weighing quantity in the wharf of the loading port.
2. Party A and Party B shall pick up the oil samples and seal it up for keeping in the loading port. If Party B raises the objection to the quality of the goods, it shall inform Party A in writing before ships arriving at the port of discharge. Both parties can entrust the third party of inspection body to inspect quality and take it as the basis of determining the quality responsibility. All expenses incurred by the inspection of the third party are undertaken by the party in fault.

VIII. Settlement

The said unit price of the contract is the FOB at the port of loading. Party B shall be charged 50% payment for goods after the transportation ships going alongside. Party A shall arrange trimming good delivery after receiving the payment. After trimming, Party B shall be charged according to the actual settlement amount and Party A issues full VAT invoice according to the unit price of the contract and posts to Party B.

IX. Risk Transfer

The risk of the goods shall be transferred from Party A to Party B after the goods at the loading port passing through the flange interface of the carrying ship.

X. Responsibilities for Breach of Contract

1. If any party does not fulfill its obligations in the contract or does not in accordance with stipulations in the contract, those acts shall be regarded as the breach of contract. The default party shall pay 500,000yuan penalty to the counterparty according to the legal rules and stipulations in the contract. If the penalty is not enough to make up the economic losses of the counterparty, the default party shall compensate the economic losses of the counterparty caused by the default behaviors of the default party;
2. Party A shall guarantees that the delivered samples meet the special agreement of the samples quality in article II of the contract and ensures other quality indexes comply with the corresponding industrial standard. If the samples do not meet the above agreement through the laboratory test, Party B has the right to require canceling the orders and returning the payment. Party A also shall undertake all losses of transportation and storage caused by delivering the goods not according to the contract agreement.

XI. Force Majeure

If the implementation of the contract is obstructed, prolonged or the contract cannot be implemented completely by any party of the contract because of the force majeure, notify to another party in writing within 24 hours after getting the information. After getting the certificate of the authorities concerned, the responsibility of breach of contract can be exempted partially or completely in accordance with the particular case.

XII. Settlement of Disputes

Any dispute appeared in the implementation of this contract shall be settled through friendly negotiation, if the negotiation fails, any party can lodge a complaint to the court with jurisdiction of the contract signing place.

XIII. Term of the Contract

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1. The contract is ended automatically after the settlement of the goods and payments within the agreed term.
2. If the contract cannot be implemented because of special condition, both parties shall negotiate to end the contract before delivering the goods. The contract ending party shall issue a certificate as the attachment of the contract. The contract is ended when both parties sign and stamp on the attachment.

XIV. Other Agreed Terms

1. Once this contract is signed, it has legal effect. Party A and Party B shall strictly implement according to the contract clause. Both parties cannot change or end the contract at will without the agreement through consultation by both parties;
2. Matters not mentioned herein, if any, may be supplemented through negotiation by the parties hereto. The supplementary regulation is a part of the contract and has the equal legal effect with the contract;
3. The contract is adjusted according to *Contract Law of the People's Republic of China*, *General Principles of the Civil Law of the People's Republic of China* and other relevant laws of China;
4. The contract is made in two original copies and each party holds one. The contract will be effective after being signed and sealed by both parties. The fax of the contract has equal legal effect with the original copy.

Seller: Qingdao Anbang Refining and Chemical Co., Ltd.	Buyer: Dalian Xingyuan Marine Fuel Co., Ltd.
Unit name (seal): Contract Seal of Qingdao Anbang Refining and Chemical Co., Ltd.	Unit name (seal): Contract Seal of Dalian Xingyuan Marine Fuel Co., Ltd.
Unit address:	Unit address:
Legal agent:	Legal agent:
Tel (Fax): 0532-87802146	Tel (Fax): 0411-82103650
Opening bank:	Taxpayer ID No.:
Account No.:	Post code:

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